EXHIBIT 10.1

Employment Offer

Personal and Confidential

September 25, 2008

Justin R. Spencer

[address redacted]

Dear Justin,

I am pleased to confirm Symmetricom, Inc.’s offer of employment to you.  On behalf of Tom Steipp, President and CEO, we offer you the position of Chief Financial Officer.   As Tom indicated, your starting base salary will be $11,153.85 bi-weekly (which comes to $290,000 on an annualized basis).

Additionally, you will receive a sign-on bonus of $50,000, less applicable taxes and withholdings, payable in your first 60 days of employment.  This bonus is fully repayable if you voluntarily leave Symmetricom within 12 months of your date of hire.

You will also be eligible to participate in Symmetricom’s FY09 Incentive Compensation Program (ICP).  The ICP provides a cash bonus opportunity (50% of base salary) payable based on fiscal year performance results.  Participation in the plan aligns your total cash compensation with key company and individual performance goals. .

We are pleased to offer you the option to purchase 150,000 shares of Symmetricom stock.  This new hire grant will be priced on the 8th calendar day of the month following your official start date.  If the 8th falls on a weekend or holiday, pricing will occur on the next business day.  Options vest over three years; 25% (¼) will vest on the 1st anniversary of your hire date, 25% (¼) on the 2nd anniversary of your hire date and 50% (½) on the 3rd anniversary of your hire date.  Documents regarding this grant will be delivered to you from Symmetricom’s Stock Administration department once the price has been set.

This offer is valid until September 29, 2008 and conditional upon verification of the following: proof of eligibility to legally work in the United States under the Immigration Reform and Control Act of 1986 (IRCA); successful completion of a background check and, if you are a foreign national and the position responsibilities to which you will be assigned require an Export License, conditions for successful approval of an Export License.  Please refer to the enclosed documents for further information.

If you choose to accept this offer, please understand that your employment with Symmetricom is voluntarily entered into and is for no specified term. You are free to resign at any time. Symmetricom, Inc. does not make any representations concerning the duration of this offer, or any employee’s employment.

Additionally, we believe in the protection of confidential and proprietary information.  By accepting this offer you agree that you will exercise utmost diligence to protect and guard the confidential information of our company as stated in the enclosed Invention Assignment and Secrecy Agreement.  It is also understood that you will not violate any previously signed agreements covering proprietary information.

Symmetricom’s guiding principles for conducting business as individuals and as a corporation include: conducting business with uncompromising integrity, staying customer-connected, leveraging the strength of the team, and stimulating an innovative and creative environment.  Your decision to join our organization should include an understanding of these business values.

Justin, you may signify your acceptance by indicating your proposed start date, signing and returning this letter along with the enclosed documents requiring completion to our Human Resources Department in the enclosed self-addressed envelope.

We look forward to your joining our team.  Our shared values and guiding principals enable us to provide the tools, resources, and professional challenge for you to excel and make a significant contribution to Symmetricom’s continued success.

Sincerely.

Symmetricom, Inc.
Perfect Timing. It’s Our Business.

/s/ Bill Minor

Bill Minor
EVP, Global Human Resources

Enclosures:	Letter copy
Equal Employment Opportunity Survey
Employment Eligibility Verification
Guided by Our Shared Values
Employee Confidentiality and Invention Assignment Agreement
Human Resources Philosophies, Policies, Procedures and Guidelines
Highlight of Benefits
Waiver of Liability
Confidential Information Sheet

cc:	Tom Steipp
Human Resources File

Please return all documents to:

Symmetricom
2300 Orchard Parkway
San Jose, CA 95131
Attn: Human Resources — Confidential

Employment Offer

Acknowledgment & Acceptance

I understand that this Offer Letter, along with the documents enclosed and those listed below, sets forth our entire agreement respecting the terms of my employment with Symmetricom, Inc. and supersedes any prior representations or agreements, whether written or oral.  I further understand that this agreement may not be modified, except in writing signed by the Chief Executive Officer of Symmetricom, Inc. and myself.

I acknowledge and understand that my employment with Symmetricom, Inc. is voluntarily entered into and is for no specific term.  I further understand that Symmetricom, Inc. does not make any representations concerning the duration of any employee’s employment.

Signing below indicates I have received, understood and agreed to comply with the following enclosed company policies:

1-	Employee Confidentiality and Invention Assignment Agreement

2-	Guided by Our Shared Values

3-	Human Resources Philosophies, Policies, Procedures and Guidelines

	Equal Employment Opportunity	Drug-Free Workplace
	Code of Business Conduct & Ethics	Employment Classifications
	Insider Trading	Confidentiality and Company Property
	Harassment Free Workplace	Disclosure of Employment Information

BY	Justin R. Spencer
Please print full name

/s/ Justin R. Spencer
Please sign full name

START DATE
Monday is preferred